Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on March 11, 2014

Registration Statement No. 333-170231-15

$750MM AmeriCredit Automobile Receivables Trust 2014-1

JT-BOOKS:	Barclays (str), Citi, CS, MS
CO-MGRS:	BAML, JPM, RBS, Wells

Cls	$AMT (MM)	S&P/DBRS	WAL	E.FNL	L.FNL	SPREAD	YIELD	COUP	PRICE
A-1	97.000	A-1+/R-1(H)	0.22	8/14	3/15	0.21%	0.210%	0.21%	100.00000
A-2	233.700	AAA/AAA	0.90	10/15	7/17	EDSF +30	0.575%	0.57%	99.99614
A-3	202.020	AAA/AAA	2.18	2/17	2/19	IntS +33	0.908%	0.90%	99.98647
B	57.390	AA/AA	3.10	8/17	7/19	IntS +75	1.686%	1.68%	99.99970
C	71.240	A/A	3.66	3/18	3/20	IntS +100	2.169%	2.15%	99.96744
D	70.050	BBB/BBB	4.12	5/18	6/20	IntS +120	2.557%	2.54%	99.98644
E	18.600	BB/BB	4.13	5/18	8/21	IntS +225	3.611%	3.58%	99.98426

TICKER	: AMCAR 2014-1	EXPECTED RATINGS	: S&P/DBRS
EXPECTED SETTLE	: 3/20/14	ERISA ELIGIBLE	: YES (A1-D)
FIRST PAY DATE	: 4/8/14	BILL & DELIVER	: BARCLAYS
EXPECTED PRICING	: PRICED	MIN DEMOM (A1-D)	: 1K X 1K
PRICING SPEED	: 1.5% ABS @ 10% CLEAN-UP	MIN DENOM (E)	: 100K X 10K
REGISTRATION	: PUBLIC (A1-D); 144A (E)

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.